EXHIBIT 10.1

                       Spectrum Group International, Inc.

                        Amendment to Employment Agreement

         This Amendment to Employment Agreement (the "Agreement"), entered into on December 22, 2009 and effective as of July 1, 2009 (or as otherwise indicated) (the "Amendment Date"), is between Spectrum Group International, Inc. and GREGORY N. ROBERTS, an individual ("Mr. Roberts").

         WHEREAS, the Company and Mr. Roberts are parties to an Employment Agreement, dated December 28, 2007 and amended as of August 11, 2008 (the "Existing Agreement"), pursuant to which Mr. Roberts has been employed by the Company as its President and Chief Executive Officer and as Chief Executive Officer of the Company's Coin Division and Chief Executive Officer of the Company's Trading Division;

         WHEREAS, the parties desire to amend the Existing Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Effective as of the Amendment Date, Section 3(a) is amended to read as follows:

         The Company shall pay Mr. Roberts a salary of $500,000 per annum (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with Spectrum's standard payroll practices and subject to all legally required or customary withholdings.

         2. Effective as of the Amendment Date, Section 3(b) is amended to add the following sentence as new text at the end of the current provision:

         The foregoing provisions notwithstanding, the Company and Mr. Roberts agree that, for fiscal year 2010, the Performance Bonus will be based on the individual and Company-wide and division-wide performance goals and corresponding payout levels established by the Company's Compensation Committee on October 23, 2009, which Performance Bonus, to the extent earned and paid, will satisfy all of the Company's obligations under the first three sentences of this Section 3(b). The terms of such fiscal year 2010 Performance Bonus are attached to this Amendment as Attachment A.

         3. Section 5 is amended to add the following as a new subsection (f) at the end of the current provision:

         (f) This Agreement is subject to the Company's "Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements," effective as of December 31, 2008. In furtherance of the requirements of Code Section 409A, it is understood and agreed that:

                  (i) If the Performance Bonus were deemed to be a deferral of compensation under Code Section 409A (rather than a short-term deferral qualifying under Treasury Regulation ss. 1.409A-1(b)(4)), the election permitted under Section 5(a)(5) to receive a pro rata portion of 50% of the previous year's Performance Bonus under clause (ii) of Section 5(a)(5) cannot accelerate the payment date that otherwise would apply under clause (i) of Section 5(a)(5) (except to the limited extent permitted under Code Section 409A).

                  (ii) If Mr. Roberts enters into a new employment or consulting arrangement entered into with the Company following a Change in Control, as referred to in the final paragraph of Section 5(c), such new arrangement shall not affect the timing or amounts payable under Section 5(c), but rather the parties will reduce the amounts payable under the new arrangement by taking into account the payments under Section 5(c).

         4. Mr. Roberts shall be subject to the Company's Policy on the Recoupment of Executive Compensation, as approved by the Compensation Committee on October 23, 2009. The terms of such Policy on the Recoupment of Executive Compensation are attached to this Amendment as Attachment B.

         5. This amendment is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

         6. Except as specifically amended hereby, the Existing Agreement shall remain in full force and effect in accordance with its terms. This Agreement shall not constitute an amendment to or modification of any other agreement between the parties hereto. Capitalized terms used herein and not otherwise defined will have their meanings as set forth in the Original Agreement.

                                      Spectrum Group International, Inc.

                                      /s/ Carol Meltzer
                                      Carol Meltzer,
                                      General Counsel, Chief Administrative
                                      Officer and Executive Vice President



                                      /s/ Gregory N. Roberts
                                      GREGORY N. ROBERTS

Attachment A

[Omitted]

Attachment B


Spectrum Group International Policy on Recoupment of Executive Compensation


The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to a named executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company's consolidated financial statements; (ii) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to the restatement, and (iii) the amount of incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been materially lower than the amount actually awarded. This policy shall apply to all awards made on or after the effective date of this policy, which is October 23, 2009.


                                       4